EXHIBIT 99.1
Valuation and Qualifying Accounts
For the Years Ended December 31, 2010, 2009 and 2008
(dollars in millions)

Classification	Balance Beginning of Period	Additions Charged to Revenues, Expense	Deductions Amounts Charged Off-Net		Balance End of Period
Allowance for Doubtful Accounts
Year Ended December 31,
2010	$13.4	$1.4		$(1.7)	$13.1
2009	11.8	7.2		(5.6)	13.4
2008	11.9	1.0		(1.1)	11.8

LIFO Reserve
Year Ended December 31,
2010	$405.2	$109.0	$	―	$514.2
2009	822.4	(417.2)		―	405.2
2008	539.1	283.3		―	822.4

Deferred Tax Valuation Allowance
Year Ended December 31,
2010	$18.4	$3.2	$	―	$21.6
2009	16.9	1.5		―	18.4
2008	18.3	―		(1.4)	16.9